Global Savings Club, Inc.


1,000,000 Shares
each representing one share Common Stock


Global Savings Club, Inc. is offering 1,000,000 of its common shares.

No national securities exchange or the Nasdaq Stock Market lists the securities offered.

Investing in the shares offered involves risks. See "Risk Factors" beginning on page 8.

We are not making offers to, and are not accepting offers to buy from, holders in any jurisdiction in which this offer would not comply with local securities laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This offering is made on a best effort basis, with the offering ending on July 31, 2003.  The minimum subscription shall be 10,000 common shares.  The minimum purchase requirement shall be 500 shares.  The funds received from this offering will be placed in escrow with the firm of Kerr & Associates, Attorneys at Law, 3525 East Harmon Avenue, Las
Vegas, Nevada, USA, 89121 until the minimum subscription is met.
32:


			Price to	Minimum	Maximum
			Public	Subscription	Subscription
Global Savings Club, Inc.                                $  2.00	10,000 Shares	1,000,000 shares

Total		                                                           $ 20,000.00        $ 2,000,000.00


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

June 10, 2002





Dealer Prospectus Delivery Obligation


Until July 6, 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.















































Table of Contents

Summary Information		Page	  4

Risk Factors		Page	  5

Use of Proceeds		Page	12

Determination of Offering Price	Page	12

Dilution			Page	12

Selling Security Holders		Page	13

Plan of Distribution		Page	14

Legal Proceedings		Page	15

Directors, Executive Officers,
Promoters and Control Persons	Page	15

Executive Compensation		Page	16

Security Ownership of Certain	Page	17
Beneficial Owners and Management

Certain Relationships and	Page	17
Related Transactions
Description of Securities		Page	18

Interest of named Experts and Counsel	Page	18

Disclosure of Commission Position	Page	18
of Indemnification for Securities
Act Liabilities

Organization Within the Last Five Years	Page	19

Description of Business		Page	19

Management's Discussion and Analysis	Page	21
Or Plan of Operation

Description of Property		Page	22

Market for Common Equity and Related	Page	22
Stockholder Matters

Financial Statements		Page	23





Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and the notes thereto, and the risks of investing in our shares discussed under the "Risk Factors" section before making an investment decision. Except as otherwise noted all information in this prospectus assumes that 1,000,000 common shares will be sold in this offering.

Global Savings Club, Inc. was incorporated October 17, 2000 in Nevada, USA. The U.S. Company acquired all issued shares of Global Savings Club Inc., a private British Columbia company by acquisition on March 19, 2001 (115,125 shares), January 12, 2002 (9,990 shares), and March 22,
2002 (874,885 shares). The Canadian subsidiary was incorporated on March 13, 1999 to provide Internet Services and Applications to the public generally, and to Arrow Distribution, Inc. an associated company.

Global Savings Club, Inc. will derive revenues from three types of activities. They are:

1.	Web hosting and maintenance of an E-Commerce site for Arrow
Distribution, Inc. This site presently includes programming for a shopping cart and direct ordering. Future "seamless shopping" to alternate suppliers will be considered. Future features will also include direct credit card payment, data base search linked to inventory control, and linked advertising.
2.	Selling professional services and electronic products to the public generally including linked advertisement and promotion. Services will include:
a)	customer e-mail support
b)	investor information
c)	search engine submissions
d)	domain name registration
e)	message boards
f)	dissemination of data based financial information
g)	handling of personalized investor and stock information
h)	secure site to site real time video, audio, and text based
communication
i)	site to site executive meetings
j)	sale of hardware and software
3.	Providing a "club" to link individuals and business by way of a newly developed, mutually beneficial savings program through the Internet. Individual Members benefit by receiving discounts on products and services, and by receiving exemplary service as a recognized Global Member. Corporate Members benefit by increasing their volume of business through the patronage of individual Global Members.

We are offering 1,000,000 common shares to the public to further our corporate objectives. These objectives are:

a)	Develop and maintain a "state of the art" web site including hardware acquisition, software development, and ongoing technical support.
b)	Establish a management and marketing group to actively promote
Global and its services on the Internet.
c)	Further Club Membership by marketing this unique club to pre-
qualified businesses and interested individuals.

The principal executive offices in Canada are at # 225 - 1889
Springfield Road, Kelowna, BC, V1Y 5V5.

The principal U.S. office is located at 3525 East Harmon Avenue, Las Vegas, Nevada, 89121, USA.

Relevant communications numbers are:
Telephone	(250) 763-2400
Fax number 	(250) 868-3776.
E-Mail	bmnordine@shaw.ca

Prospective investors are invited to view our website at www.globalsavingsclub.com and contact Bryan Nordine our President and C.E.O. with any questions that may arise.

Risk Factors

This offering involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before deciding to invest in our common shares. Any of the risk factors could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common shares could decline, and you could lose all or part of your investment.

The following risk factors are presented to aid the investor in his decision-making:

1.	We may never achieve profitability.

We have not yet achieved profitability. Activities to date in Global Savings Club, Inc. and our Canadian subsidiary are related to test marketing. Even with the use of the proceeds of this offering, we may not become profitable or able to significantly increase our revenue. We have recently increased our operating expenses and capital expenditures and expect further increases in operating expenses to facilitate the commercialization of our technology. We will need to significantly increase revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain profitability on a quarterly or annual basis in the future. It is possible that our revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations. We do not have a strong financial position.
We do not have a significant amount of cash on hand nor do we have other assets, which could be easily liquidated to supply cash for operations.


2.	If we do not respond to rapid technological changes, our products and technology may become obsolete.

If we do not continually modify and adapt our products and improve the performance features and reliability of our products in response to advances and changes in technology and standards, our business could be adversely affected, and our products and technology could become obsolete or less marketable.
The market for rapid technological advances characterize electronic Internet products, changes in customer requirements, evolving industry standards, frequent new product introductions and enhancements. Moreover, if new Internet, networking, or telecommunications technologies or standards become widely adopted or if other technological changes occur, we may need to adapt our products. Our future operating results will depend upon our ability on a timely basis to enhance our current products and to develop and introduce new products that address the increasingly sophisticated needs of the marketplace and that keep pace with technological developments, new competitive product offerings and emerging industry standards. The process of developing our products and services is extremely complex and requires significant continuing development efforts.


3.	Our operating results are uncertain and may fluctuate
significantly, which could negatively affect the value of your investment.

Our operating results are difficult to forecast and may continue to fluctuate. Factors that could influence our operating results include market acceptance of our new products. Our expense levels are based in part, on our expectations of future revenue, and if such expectations are not met, our operating results will be adversely affected. Our successful operations will generally require a sound economy and numerous circumstances favorable to the implementation of our business and marketing plan. Such factors as unusually high interest rates, national or regional strikes, lockouts, riots, rezoning, expropriation, fire damage and acts of God such as floods are all beyond management's ability to control. Any of these events could have disastrous affects on our business and the successful implementation of our marketing programs. These events would likely have an adverse effect on the profitability of our business and your investment could be lost. There are many factors that may have an adverse effect on the future profits of our business. Our company is presently a non-union work place. The terms of any future union agreement may have positive and negative effects on the earnings of the company. Government regulations and programs also effect on our business. Changes to such programs as Worker's Compensation, Pension Plans, Employment Insurance, corporate taxes (whether local, state or federal), minimum wage rates, and labor standards will all affect the operation of our business. Some changes may negatively impact the future earnings of the company. The availability of debt financing for our future business requirements may be important dependant on the success of any future equity financing. Our future growth may depend on debt financing, and any future marketing program will slow or be unable to proceed should adequate levels of capital not be secured. Adverse changes may result in the investor losing his investment.

4.	We depend on the sales of our current technology and related products and do not expect to materially diversify our business in the foreseeable future.

	Substantially all of our revenue is derived from the sale of our yearly renewable Corporate and Individual Memberships, and related services to them including: Extra sub-category listings with our subscription listings, picture upload and display with our Corporate Member listings, Hyper-links to Corporate Member Websites and customer surveys provided to our Corporate Members.
We anticipate that substantially all of the growth in our revenue, if any, will also be derived from these sources. If for any reason our sales of these products are impeded, and we have not diversified our products offerings, our business and the results of our operations could be harmed.

5.	Our industry is young and in a constant state of flux that may result in the development of different industry standards that are not compatible with our current products or technology.

	In addition, we operate in markets for which industry-wide standards have not yet emerged. It is possible that any standards eventually adopted could prove disadvantageous to or incompatible with our business model and product lines. We face a number of risks inherent in doing business in international markets, including among others:

?	unexpected changes in regulatory requirements;
?	potentially adverse tax consequences;
?	export controls;
?	tariffs and other trade barriers;
?	difficulties in staffing and managing foreign operations;
?	changing economic or political conditions;
?	exposures to different legal standards;
?	burdens of complying with a variety of foreign laws; and
?	fluctuations in currency exchange rates;

6.	The loss of the services of our executive officers or key
personnel would likely cause our business to suffer.

Our future success depends largely on the efforts and abilities of our executive officers and senior management. The loss of the services of any of these personnel could harm our business. We have employment agreements with our key personnel but do not maintain any key-person insurance for any of our employees or associates. In addition, we believe that our future success wild depend in large part upon our ability to attract and retain additional management and key personnel.
 A failure to attract additional personnel where necessary could significantly harm our business or financial performance.

7.	If we are unable to hire and retain qualified technical personnel our business will suffer.

	Our future success depends in part on the availability of qualified technical personnel, including personnel trained in software and hardware applications within specialized fields. As a result, we may not be able to successfully attract or retain skilled technical employees, which may impede our ability to develop, install, implement, and otherwise service our software and hardware systems and to efficiently conduct our operations. A high level of employee mobility characterizes the Information Technology and Internet industries, and the market for such individuals in certain regions is extremely competitive. This competition means there are fewer well-qualified employees available to hire, the costs of hiring and retaining such individuals are high and such personnel may not remain with our company once hired. Furthermore, there could be increasing pressure to provide technical employees with stock options and other equity interests in our company, which may dilute our earnings per share.

8.	We may have difficulties managing our future growth.

	We plan to continue to grow, particularly in the United States of America, and to continue to increase the number of our sales support, service, marketing and product development personnel significantly.
  This planned expansion, if achieved, would place a strain on our resources and increase operating costs. Our ability to manage our staff and growth effectively will require us to continue to improve our:

a)	operations generally striving for maximum efficiency
b)	financial and management controls
c)	reporting systems and procedures
d)	training and motivational programs
e)	management and supervision of employees
f)	ability to install new management information systems generally

There can be no assurance that existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and controls in response to anticipated future growth. Furthermore, with the commencement of operations in the USA, it will be necessary to establish an U.S. management team. The existing Directors have limited experience in USA operations. If we are successful in achieving growth plans, such growth is likely to place a significant burden on our operating and financial systems resulting in increased responsibility for senior management and other personnel within our company.

9.	Our success depends on establishing and maintaining strategic relationships with other companies to develop, market and distribute our technology and products and, in some cases, to incorporate our technology into their marketing systems.

	Part of our business strategy is to enter into strategic alliances and other cooperative arrangements with other companies within and outside of our industry. We will review, on an ongoing basis, the potential for cooperative efforts with other companies in our industry with the goal of the incorporation of our products into the products of others. Joint research and development efforts with other companies will also be assessed when such opportunity(s) arise. In addition, we want to market other corporate products via reseller arrangements.
These relationships may not be exclusive, and some of our strategic partners may also have cooperative relationships with certain of our competitors. If we are unable to enter cooperative arrangements in the future or if we lose any of our current strategic or cooperative relations, our business could be harmed. We do not control the time and resources devoted to such activities by parties with whom we have relationships. In addition, we may not have the resources available to satisfy our commitments, which may adversely affect these relationships.
 These relationships may not continue, may not be commercially successful, or may require the expenditure of significant financial, personnel and administrative resources from the time to time.


10.	If the use of the Internet and other communications networks does not continue to grow, demand for our products may not increase.

	Successful implementation of our strategy depends in large part on the continued growth in the use of the Internet and other Communication networks based on Internet information or protocols. If the use of these networks does not continue to grow, or if it grows more slowly than we expect, the demand for our products may not increase.
 Electronic commerce and communications networks are evolving. We cannot therefore predict the size of the market and its sustainable growth rate. To date, many businesses and consumers have been deterred from using these networks for a number of reasons, including, but no limited to:

?	potentially inadequate development of network infrastructure;

?	security concerns including the potential for the users
impersonation and fraud or theft of stored data and information communicated over networks;

?	inconsistent quality of service;

?	lack of availability of cost-effective, high-speed service;

?	limited numbers of local access points for corporate users;

?	inability to integrate business applications on the networks;

?	the need to operate with multiple and frequently incompatible products;

?	limitations on networks due to increased use and lack of
sufficient infrastructure to support increased levels of use;

?	increased governmental regulation and delays in development or adopting of new standards and protocols to handle increased levels of activity; and

?	lacks of tools to simplify access to and use of the Internet.

The adopting of the Internet and other communication networks based on Internet protocols will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, persons with established patterns of purchasing goods and services and effecting payments might be reluctant to change.

11. We face competition from other companies and may be unable to compete successfully in an evolving market.

	Our industry is highly competitive and evolving, and we may be unable to compete successfully in the future, which may harm our business. We compete in numerous markets including:

?	data security;

?	access control;

?	smart card based security applications and token authentication;

?	electronic commerce applications; and

?	systems integration.

Rapidly changing technology and industry standards, evolving user needs and the frequent introduction of new products characterize these markets. We believe that the principal factors affecting competition in our markets include product functionality, increased sales performance, flexibility and features of products, quality of service and support, reputation and price. Based on our current plans, we believe that the net proceeds from the offering and cash flows generated by operations will be adequate to satisfy our research and development requirements.
 However, if our research and development plans change due to Unforeseen circumstances, we may need additional. A lack of further funding to maintain our research and development would adversely affect the competitiveness of our products.
	Many of our competitors are more established, have greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies with which we compete from time to time.
 We also expect that competition will increase as a result of consolidation in the information technology and network security industries. Furthermore, our current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with which we have strategic relationships, to increase the functionality of their products. Accordingly it is possible that new competitors or alliances may emerge and rapidly acquire significant market share, which could materially and adversely affect our financial conditions and results of operations.

12.	We could face potential liability for actual or perceived failure of our services, products and technology and other risks associated with the delivery of products to our customers.

	Products as complex as those we offer may contain undetected errors or "bugs" or result in failures when first introduced or when new versions are released. The occurrence of these errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance or claims by customers against our company, or could cause us to incur additional costs, any of which could adversely affect our business. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in products or enhancements after commencement of commercial operations. Although we will acquire insurance on August 1, 2002 to guard against losses caused by product defects or business referrals to our Club Members, this coverage may not be sufficient to offset actual losses.

Our network security prevents unauthorized access to and attacks on critical enterprise information. Because our customers rely on our services and products for critical security applications, we may be exposed to potential liability claims for damage caused to an enterprise as a result of an actual or perceived failure of our services or products. An actual or perceived breach of enterprise network or data security systems of one of our customers regardless of whether the breach is attributable to our products or solutions, could adversely affect the market's perception of our company, products and solutions and therefore our business. Furthermore, the nature of many of our professional services exposes us to a variety of risks. Some of our future professional service engagements will involve projects that are significant to the operations of our customers' businesses. Our failure or inability or meet a customer's expectations in the performance of our services or products, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could:

?	result in a claim for damages against us by the customers;

?	discourage customers from engaging us for such services; and

?	damage our business reputation.

In addition as a professional service provider, a portion of our business may involve employing people or engaging subcontractors, and placing them in the workplace of other businesses. Therefore, we are also exposed to liability with respect to actions taken by our employees or our subcontractors while on assignment such as:

a)	damages caused by errors and omissions
b)	misuse of customer proprietary information
c)	misappropriation of funds
d)	discrimination and harassment
e)	theft of customer property
f)	other criminal activity or torts and other claims

Effective August 1, 2002 we will carry general liability insurance, errors and omissions insurance and insurance to guard against losses caused by employee dishonesty. We believe that this insurance is comparable to other similar companies in our industry. However, that insurance may not continue to be available to us on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. We do not maintain insurance coverage for employee errors or security breaches, nor do we maintain specific insurance coverage for any interruptions in our business operations. The successful assertion of one or more large claims against us that exceeded available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect our business.

13.	Our operations may suffer if we are unable to protect the
intellectual and proprietary rights necessary to produce our products.

	We depend substantially on our proprietary information and technologies. We rely on a combination of non-disclosure and non-competition agreements, our own security criteria, trade secrets, and license agreements to establish and protect our rights in software products and other proprietary technology. Although we believe that our intellectual property is not susceptible to compromise as only certain protected formats are made available to our customers, it is not impossible that a beach of security could take place. We will also sell our services and products to customers in foreign jurisdictions that offer less protection for intellectual property than the United States of America or Canada. We enter into confidentially or license agreements with our employees and distributors, as well as with our customers and potential customers seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information. We cannot assure that the steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology. In particular, it may be possible for unauthorized parties to copy certain portions of our products or obtain and use information that we regard as proprietary. Any inability to protect our proprietary technologies could adversely affect our business.

We have applied for trademark registration, however we have not yet applied for patent or copyright protection. Also the nature of the process for obtaining patents and the extent of protection provided by patent laws varies from country to country. We cannot assure you that patents will be issued with respect to future patent applications, if we decide to apply for patent protection.

14.	We may face claims of infringement on proprietary rights of
others, which could subject us to costly litigation and the possible restriction on the use of such proprietary rights.

	There is a risk that our products infringe on the proprietary rights of third parties. While we do not believe that our products infringe on proprietary rights of third parties, infringement or invalidity claims may nevertheless be asserted or prosecuted against us and our products may be found to have infringed the rights of third parties. Such claims are costly to defend and could subject us to substantial litigation costs. If any claims or actions are asserted against us, we may be required to modify our services or products or may be forced to obtain a license for such intellectual property rights in a timely manner. We may not be able to modify our services or products or obtain a license on commercially reasonable terms, or at
all.   Our failure to do so could aversely affect our business.

15.	It is possible that the price of our securities will be volatile, which may expose us to claims by our shareholders.

	In general, the market prices of equity securities of high technology companies are often highly volatile and subject to movements in price that may be unrelated to the operating performance of the particular company. The trading price of our shares may be highly volatile as a result of factors specific to our company or applicable to the market and industry in general, including the following:

?	variations in our annual or quarterly financial results or those of our competitors;
?	changes by financial research analysts in their recommendations or estimates of our earnings;
?	conditions in the economy in general or in the information
technology service sector in particular;
?	announcements of technological innovations or new products or services by us or our competitors; and
?	unfavorable publicity or changes in applicable laws and
regulations (or judicial or administrative interpretations thereof) affecting the information technology service sectors or us.
In addition, the stock market has recently been subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of theses companies. In the past, following periods of volatility in the market price of a company's securities, some companies have been sued by their stockholders. There is not as yet any established public market for this offering. We have arbitrarily set the offering price of the shares based on our limited research into the market price of shares sold by other Internet and publicly traded OTC-BB companies and our anticipated future earnings.
 There may be a significant difference between our initial offering price and future trading prices should our assumptions be wrong or we be unable to produce future earnings to sustain our offering price of $2.00 U.S. per share.

16.	This offering will result in an immediate and substantial dilution of our shares.

	This offering involves the immediate dilution of our shares. This share offering represents a potential increase of approximately 20% of issued shares. As there has been no public trading of our shares previously, the ongoing value of our shares cannot be forecast. The issue price of $2.00 U.S. may not be sustainable. We presently lack a market for our common equity securities, including the common shares offered in this prospectus. We are attempting to create interest in our company and its common shares together with subsequent investment by preparing and presenting this prospectus to the public. Shares will only be sold in those jurisdictions where State and Federal laws permit.

17.	Existing shareholders will be able to exercise control of our company and may make decisions that are not in the best interest of all shareholders.

	Inside control of a large amount of our shares could have an adverse effect on the market price of our shares. At the completion of this offering, Bryan Nordine and Abraham Nordine will beneficially own or control approximately 80% of our shares, and together with our executive officers and directors, including David Lanthier, Frank Gilfillan, and Karlla Friesen this group will beneficially own or control approximately 84% of our shares. Although they are under no obligation to do so, if our officers, directors and their affiliates were to vote together they would have the ability to control the election of our board of directors and the outcome of corporate actions requiring shareholder approval. They would therefore decide on any future corporate mergers, other changes of corporate control, any delisting of our company (eg. reverting to private status), and any other extraordinary transactions.

18.	We have not engaged an outside agency to provide marketing or demographic information.

The investor is cautioned that all the projections presented with this prospectus including estimates of sales and expenses have been made by the Directors without the benefit of outside marketing, research, and accounting professionals. Such firms and professional agencies may have provided different data to prepare the financial projections including anticipated revenues, net incomes, or losses. As the projections of revenues, expenses, and cash flow have been prepared without the benefit of outside assistance and market research, it is understood the actual results will vary from those presented or contemplated.

19.	We have limited experience in this industry.

The Directors have little or no experience in the Internet industry. None are computer programmers and their expertise is in other types of business and industries. This lack of experience may be detrimental when making financial, marketing, and administrative decisions affecting the Company.

Special Note Regarding Forward-Looking Statements.

This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain disclosures, which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," among other things, strategic objectives and the anticipated effects of the sale of the shares. See "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business".
     These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and future financial conditions and results. These factors include, but are not limited to:

?	.the highly competitive nature of our industry;
?	estimates regarding the growth of Internet use and electronic commerce;
?	changes in federal, state, local or foreign regulation affecting our industry;
?	the departure of key members of our management;
?	our international operations;
?	changes in our strategic relationships;
?	our ability to implement successfully our development strategy;
?	fluctuations in the market value of our shares;
?	changes in general economic conditions;
?	the complexity and the success of integrated computer systems, and
?	other risk factors described in this prospectus.

As a consequence, current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on the behalf of our company. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

The above risk factors are not intended to be an exhaustive or complete list. They are intended to alert the investor to some of the problems or deficiencies specific to our business. The investor should not be coerced and should take any necessary time to consider this investment and seek professional guidance. You should consult a financial advisor who is familiar with such investments, may have relevant industry experience, and who would have sufficient information in regards to you personal situation. You should also consult your lawyer in respect to legal matters related to this investment. We, the Directors of Global Savings Club, Inc. cannot recommend this investment to you as we are not familiar with your personal, financial, or tax position. Additionally, there may be conflicts of interest. The investor should consider all risk factors associated with this investment.

Use of Proceeds

The net proceeds to us from the offering are estimated to be approximately $1.8 million.

The principal purposes and approximate percentages of this offering are as follows:

1.	25.0 %	Research and development of our software applications.
2.	25.0 %	Capital cost of building and improvements.
3.	20.0 % 	Initial marketing through established search engines.
Also included will be hiring, training and traveling costs for new sales staff.
4.	12.5 %	Capital cost of computer equipment, software, and
furniture asset acquisitions to accommodate our increased research and development and marketing efforts.
5.	10.0 %	Commissions and estimated offering expenses.
6.	  5.0 %	Contingency amount for general corporate costs that
may arise but that are not identified in our budget.  Due to the changing nature of our industry, it is extremely difficult to forecast precisely the amount of funding required for future expansion.
7.  	  2.5 % 	Working capital requirements, as we anticipate
operating losses initially.

Total     100.0%


Additionally, we may use a portion of the net proceeds to acquire other products and technologies. These acquisitions may or may not be complementary to ours. We are continuing to identify and prioritize additional software and products, which we may wish to develop, either internally or through the licensing or acquisition of products from third parties.

Determination of Offering Price

There is not as yet any established public market for this offering. There may be a significant difference between our offering price and the actual trading price after other shareholders commence public trading of our securities. See "Risk Factors".

Dilution

We are not a reporting company, and we are selling common equity at a price significantly higher than the price paid by officers, directors, promoters, partners, and affiliated persons for common equity purchased by them since the inception of the company. These individuals or companies purchased common shares for $.0001, and in some cases exchanged common shares for professional services and/or expenditures made on our behalf. The prior shareholders of Global Savings Club Inc. (Canada) have sold their shares at nominal value (1,000,000 common shares for $100.00) to our company. The net effect was that prior to this public offering of shares, original shareholders, partners, and investors of Global Savings Club Inc. (Canada) have exchanged common stock on a five to one basis for common shares in our company. Our company now owns 100% of the issued shares of the Canadian company together with the worldwide rights to Global Savings Club Inc.'s
(Canada) software and other assets.   We are offering our shares at
$2.00 US.

As of April 19, 2002 our net tangible book value, after giving effect to all issued shares was $.0001 per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares outstanding. Our net tangible book value, as further adjusted for the sale of 1,000,000 common shares in this offering at a public offering price at $2.00 per common share and after deducting any underwriting discounts and commissions and other estimated expenses, will be approximately $.32 per share. This represents an immediate increase of $.32 per share to existing stockholders and an immediate dilution of $1.68 per share to new investors.

The following table illustrates this dilution:
Initial offering price per common share .....		$2.00

Net tangible book value per share before the offering         .0001

Increase in net tangible book value per share
Attributable to new investors ..............                                           .32

Pro forma net tangible book value per share
 after this offering....			                                   .32
	 									_____	_____

Dilution per share to new investors................		$1.68
        								            =====

The following table summarizes, on a pro forma basis to give effect as of April 19, 2002 to the offering, the differences between the existing shareholders and the new investors with respect to the number of shares purchased from us, the total consideration paid to us and the average price per share paid, before deducting underwriting commissions and estimated offering expenses payable by us, at a public offering price of $2.00 per common share

Shares purchased	Total consideration    Average Price            Per Share
Existing Shareholders	5,200,000    83.8%     $      5,200       .26%    $   .0001
New investors	1,000,000    16.2%     2,000,000   99.74%       2.00

                                             6,200,000  100.0%    $ 2,005,200 100.00%


Selling Security Holders

The following table provides the number of shares offered for sale by existing security holders together with their names, position, office, or other material relationship, which the seller has had with our Company and it's subsidiary Global Savings Club Inc. (Canada) since the incorporation of both our Companies.

Name	                    Position, Office,               Shares	 Shares         Shares
	                    Or Other Material             Held	 Offered        Remaining
                                            Relationship
Restricted:

Blake Wittenberg	                                    5,600               5,600               nil

Leonard Weremchuk	                                    5,000	   5,000              nil

Roger Duguay		      5,550                5,550              nil

Fred Beggs		    12,500              12,500             nil

Peter Roesberg	                                 49,950	 49,950             nil


Andrew Gubbins		    25,000 	  25,000             nil

Scott La Hay	                                    1,000                 1,000            nil

Evan Williams		    10,000               10,000            nil

Harvey Lorne Stehr Provided adminis-          25,000 	  25,000            nil
	                   trative services to
	                   Global Savings
	                   Club, Inc. (Canada)
	                   Until it's July 31
	                   2000 year end.

Morris William Sobool Our Company's	    15,000	 15,000              nil
	                   prior insurance Agent.

Malachi Nordine      Senior Systems	    50,000	 50,000              nil
	                    Manager and
	                    Bryan Nordine's son.

Emmanuel Gravel   Systems Development 50,000	  50,000             nil

Ryan Bouffard          Provided Professional    5,000	    5,000             nil
	                    Services

Karlla Jean Friesen Vice President	   79,575  	  79,575            nil
	                    of Marketing and
	                    sister of Bryan Nordine, President

Bryan Nordine          Director	   4,345,825          4,345,825      nil

Abraham Nordine    Director                            450,000 	   450,000        nil

David Lanthier          Director                               35,000               35,000         nil


Frank Gilfillan           Director                                30,000              30,000         nil


Total restricted shares                                          5,200,000        5,200,000   nil

Total shares being offered                                   5,200,000        5,200,000   nil

Plan of Distribution

Neither underwriters nor new underwriters have been engaged in this offering. We intend making the public aware of this offering and distributing our shares in the following ways:

1.	Our web site will actively promote our company.  We will make business announcements, promote our products and services generally, and promote public interest in our shares. Other companies on the Internet offer shares through "Direct Placement Offerings" or "DPO's".
We will utilize many of the methods, however we believe registration with the Securities and Exchange Commission will allow our shareholders liquidity through public trading facilities of the OTC-BB. This should help us in attracting investors who might otherwise consider other non-registered share investments.

2. We will actively promote our shares to stockbrokers.
We will do so electronically through the Internet and also by direct telephone contact, fax transmissions, and mailings.
3. We will secure a market maker to promote our shares. No market maker has yet been committed to.

4.	Although no commitments have yet been made, we intend speaking to promoters to explore the feasibility of others promoting our stocks on a fee for service basis.

5.	As of April 19, 2002 we had not committed to any underwriter.  We are prepared to do so should we find it necessary, and therefore we have included estimated costs in this offering.


Legal Proceedings

We are not a party to any pending legal proceedings nor is our property the subject of any pending legal proceedings.


Directors, Executive Officers, Promoters, and Control Persons

Our company currently has authorized four Directors. Each Director was appointed in our first organizational meeting. In the future each Director will be appointed for a one-year period commencing our first and subsequent annual general meetings of shareholders and will serve until the next annual general meeting or until his successor is duly appointed and qualified. Our executive officers serve at the discretion of the board.

The table below provides the names, ages and positions of our directors, executive officers, and associates held with Global Savings Club, Inc. since it's incorporation:







Name				Age			Position
_____________________________________________________________________

Bryan Nordine (1)	51	Founder, Director, Chairman, President and
					Chief Executive Officer
David Lanthier (1)	59	Director, Vice Chairman, and Treasurer
Frank Gilfillan (1)	60	Director, Vice Chairman, and Secretary
Abraham Nordine (1)	22	Director
Malachi Nordine	28	Associate, Senior Systems Manager
Emmanuel Gravel	27	Associate, Systems Development
Karlla Friesen	54	Marketing Consultant

(1) Member of audit committee. The Board of Directors appoints members annually.

Bryan Nordine is the Founder of our company and was previously the sole Director of our Canadian subsidiary. He is a Certified General Accountant, acquiring his professional designation in 1974 from the Faculty of Commerce and Business Administration , University of British Columbia. He has been in public practice since 1982 providing tax advice, business consultation, planning, and management services to a wide range of personal and business clients. He has also provided specialized advice to clients in the start up of small businesses. He is President and Director of B.M. Nordine CGA Inc. a professional corporation, and is a former member of the B.C. Arbitration and Mediation Institute. Mr. Nordine is a Director on the Boards of six other private businesses in Canada.

David Lanthier is a Certified General Accountant. Mr. Lanthier acquired his accounting degree from the University of British Columbia in 1992. Since 1992 he has been the Accountant and Director of Finance of Pacific Sun Enterprises Ltd., which provides accommodation and care to senior citizens from six locations. He is responsible for financial statement preparation, budgeting, and planning generally. Prior to this Mr. Lanthier worked in public practice in Kelowna, British Columbia and Rocky Mountain House, Alberta. He provided tax and business advice to small enterprises in both Provinces through his practice, Lanthier Business Services.

Frank Gilfillan is a retired businessman who has owned and managed several businesses during his career. Mr. Gilfillan was co-founder and owner in 1964 of Mia Chemical Ltd., which subsequently became a division in 1969 of Bay Mills Ltd.(a public company). In 1978 Bay Mills Ltd. was acquired by Fiber Glass Canada Limited, and Mr. Gilfillan semi-retired. From 1986 to 1988 Mr. Gilfillan accepted responsibility for manufacturing and marketing of Big Country Waterslides in England. During 1989 he commuted to and from Europe and was in charge of marketing to several other countries. Throughout 1991 - 1993 Mr. Gilfillan was in charge of the restructuring of D,cor Doors Ltd., a private British Columbia company. In 1997 he was responsible for marketing and the restructure of Northern Lites Manufacturing Limited.
 Mr. Gilfillan's most recent engagement was as assistant manager of International Separation Systems Inc. a private technology company. Mr. Gilfillan currently serves as Director on one other non-associated private British Columbia company.

Abraham Nordine received his Diploma of Business Administration from Okanagan University College in 1999 and is Chief Executive Officer and sole shareholder of Starlit Management Inc., a private British
Columbia company. Starlit Management Inc. provides administration, systems maintenance, and management services to our Company and several other private B.C. enterprises. Mr. Nordine is a Director on the Boards of two private British Columbia companies, and is the son of Bryan Nordine, President of our Company.

Associates:

Malachi Nordine received his Bachelor of Science Degree in 1995 from Royal Roads Military College, Victoria, B.C. His double major was in Physics and Computer Science. Mr. Nordine's work during the past five years included a commission as Lieutenant in the Canadian Armed Forces specializing in aerospace engineering. Mr. Nordine joined Chemtech of Phoenix Arizona in 1997 as an aerospace software development engineer. Since 2000 Mr. Nordine has been employed with Speed Fam-Ipec also in Arizona. He is a staff engineer focusing on semi conductor software development and is the son of Bryan Nordine, President of our Company.

Emmanuel Gravel received his Bachelor of Science Degree in 1996 from Royal Military College, Kingston, Ontario. Mr. Gravel's major was in Computer Science and served as Lieutenant in the Canadian Armed Forces until 1998. During this time he worked as an aerospace software development engineer. In 1998 Mr. Gravel joined Chemtech in Phoenix, Arizona also as an aerospace engineer. Mr. Gravel now works for Tokyo Electron as a staff engineer. His work includes semi conductor software development.

Karlla Friesen has thirty-five years of direct marketing experience as an independent sales representative for both small and large corporations. Since 1996 she has been the store manager for Belushi's, a retail outlet in Surrey, B.C. specializing in collectibles. From 1994
- 1996 Mrs. Friesen was Studio Manager for Portrait Works, a photo studio, in Surrey, BC. Mrs. Friesen has also been self-employed as a supervisor of multi-level sales representatives and owned and operated a plant leasing business in British Columbia. She is the sister of Bryan Nordine, President of our Company.

Executive Compensation

The Directors are not presently paid fees or compensation for their services. Our Company has adopted by-laws that preclude the remuneration of Directors until dividends are paid to shareholders. At that time the Directors will approve compensation based on the Company's anticipated ability to incur such costs.
Bryan Nordine our Company's Chief Executive Officer has not been paid for services rendered to date since incorporation. The Company will remunerate Mr. Nordine at a future date when our company is financially profitable, in a position to pay dividends, and in amounts approved by the Board. Our Company has not thus far approved any share appreciation rights, aggregate options, or replacement grants. Neither has our Company approved any Term Plan or Long Term Incentive Plan.

Associate Contracts and Related Payments:

Mr. Malachi Nordine and Mr. Emmanuel Gravel were paid 25,000 common shares each for prior software consulting and development services rendered to our Canadian subsidiary. This proprietary software is the basis for our generic E-Commerce site. Our company now owns the software pursuant to the acquisition of all Canadian common shares previously owned by Bryan Nordine. Both Malachi Nordine and Emmanuel Gravel were also paid 25,000 common shares each pursuant to Personal Services Agreements for software programming and maintenance as our company's Senior Systems Manager and Software Development professionals respectively. Their contracts are for the period September 16, 2000 to September 17, 2002.


Security Ownership of Certain Beneficial Owners and Management

The table below shows those individuals with beneficial ownership of more than five percent of any class of our Company's voting securities:

Title 	          Name and                         Amount and	            Percent of
of Class        Address of	                         Nature of	                Class
                       Beneficial Owner              Beneficial Owner

Common      Bryan Nordine                   4,345,825 shares 	              83.57%
	         827 Raymer Road            registered in
	         Kelowna, B.C., V1Y 5V5   name of Bryan Nordine

Common      Abraham Nordine             450,000 shares                     8.69%
	         1270 Gaggin Road           registered in the
	         Kelowna, B.C., V1X 1V2   name of Abraham Nordine

The table below shows security ownership of our other Directors (e.g.
management):

Title 	         Name and                            Amount and                              Percent
of Class        Address of	                           Nature of                                    of Class
                       Beneficial Owner                Beneficial Owner
Common     David Lanthier                      35,000 shares	                          .67%
	        3440 Malcolm Road             registered in
	        Westbank, B.C., V4T 1H2    the name of David
 		                             R. Lanthier

Common     Frank Gilfillan                        30,000 shares 	                           .57%
	        3325 Turnbull Road             registered in the
	        Westbank, B.C., V4T 1W3   name of Frank Gilfillan

 No Director, Executive Officer, Associate, or any other individual has any option, warrant, right, or conversion privilege to acquire additional shares of our Company.


Certain Relationships and Related Transactions

On March 19, 2001 our Board of Directors resolved to acquire all the issued shares of Global Savings Club Inc. a private British Columbia company, from Mr. Bryan Nordine the founder of our company and the founder of Global Savings Club Inc. (Canada). Mr. Nordine and his partners (Canadian shareholders) has since sold all their Canadian common shares to our company, Global Savings Club, Inc. (US) for the nominal price of $100.00US. The result was a 5 to 1 stock split, in that Mr. Nordine and the other investors prior to this offering purchased 5,200,000 common shares of our Company for the nominal value
of $5,200.00 US.   As a result of these transactions, our Company now
owns the proprietary rights to the two types of software developed by Global (Canada). Our Company acquired the Savings Club and E-Commerce software, together with any goodwill and residual values within the Canadian company such as the value of incorporation costs, computer equipment, office supplies, forms, internal marketing studies, and the benefits of business development generally. Mr. Nordine held common shares of Global (Canada) in trust for several individuals. The table below lists those individuals together with the corresponding number of shares they received as a result of the takeover by our company:

_________________________________________________________________________
Name		              Number of shares of	Number of shares issued
		              Global (Canada) held	by Global(U.S.)pursuant
		               in trust prior	to takeover of Canadian
		               to takeover	Company
_________________________________________________________________________
Abraham Nordine                          90,000 Common              450,000 Common

Harvey Lorne Stehr                          5,000 Common                25,000 Common

Karlla Jean Friesen                       10,915 Common                54,575 Common

Blake Wittenberg	                  1,120 Common                  5,600 Common

Leonard Weremchuk                       1,000 Common                  5,000 Common

Roger Duguay                                   1,110 Common                  5,550 Common

Morris William Sobool                     3,000 Common                15,000 Common

David Lanthier                                   1,000 Common                  5,000 Common

Fred Beggs                                        2,500 Common               12,500 Common

Peter Roesberg                                9,990 Common               49,950 Common

Andrew Gubbins                              5,000 Common               25,000 Common

Scott La Hay                                         200 Common                1,000 Common
		           _______________          _______________

 		            130,835 Common            654,175 Common
		             ==============          ===============

Description of Securities

The common shares offered in this prospectus are voting shares. Common shareholders will be notified of annual and special meetings. Each shareholder of record, or such shareholder's duly authorized proxy or attorney-in-fact shall be entitled to one (1) vote for each share of stock standing registered in such shareholder's name on the books of our company.

Interest of Named Experts and Counsel

No "expert" or "counsel" was hired on a contingent basis, nor has any received a direct or indirect interest in our business. Neither was any expert nor counsels a promoter, underwriter, voting trustee, director, officer, or employee of our business.


Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Our business has no underwriting agreement and therefore there are no indemnification provisions for directors, officers and controlling persons of our business against liability under the Securities Act.


Organization Within Last Five Years

Our business was incorporated on October 17, 2000. The activities of our subsidiary Global Savings Club Inc., a BC company, are included in this prospectus by way of financial statements since it's incorporation on March 13, 1999. Any material transactions during the last two years to which our business was a party, in which any director or executive officer, any nominee, or security holder participated is described previously under of the heading "Security Ownership of Certain Beneficial Owners and Management" (Certain Relationships and Related
Transactions).   There has been no other material activity involved in
any transaction or a series of similar transactions that exceeds $60,000.00. There have been no transactions with promoters.



Description of Business

Business Development

Our business was incorporated on October 17, 2000 in Nevada. With the incorporation and roll in of Global Savings Club Inc. our B.C. private non-reporting company became a 100% owned subsidiary. By doing so, we acquired the software developed to date by that company. The B.C. Company had, since it's incorporation on March 13, 1999 developed certain proprietary systems.


Our Business

Mission Statement

Global Savings Club will provide exceptional services and products. We will be honest in our dealings with the public and our investors, as we recognize we have a responsibility to both.

			Principal Products and Services

Presently our principal products and services are :

1.	Providing a subscription service or "club" to link individuals and business by way of a newly developed, mutually beneficial savings program through the Internet. Individual Members benefit by receiving discounts on products and services, and by receiving exemplary service as a recognized Global Member. Corporate Members benefit by increasing their volume of business through the patronage of individual Global Members. Global's independent sales representatives and independent sales managers pre-negotiate applicable discounts and preferred service at the time of sale to the Global Corporate Member. Our website is now functional, however additional programming is necessary for those electronic products we wish to sell in the future. Our software is presently at the following status:

i)	Phase I    Club Membership subscription service is presently 90%
complete.
ii) Phase II Additional product development will commence from registration of this offering. Although additional services will be an ongoing objective, substantial completion will be within twelve months of registration.
iii) Limited commercial operations started February 1, 2002 when our Vice President of Marketing commenced her duties.

Web hosting and maintenance of an E-Commerce site for Arrow Distribution, Inc. This site presently includes shopping cart, direct ordering, and available seamless shopping to alternate suppliers. Arrow Distribution, Inc. operates in both Canada and the United States, and is controlled by Bryan Nordine. Global will receive seven percent (7%) of Arrow Distribution Inc. E-Commerce revenues for the period June 1, 2002 through May 31, 2007. Future software development will include direct credit card payment, database search linked to inventory control, and hyper linked advertising. Our company will offer similar services to other companies whether associated by way of ownership or independent (eg. not affiliated) effective January 1, 2003.

The potential market for our existing and future products and services has not been determined, as there has been no direct marketing survey
done by an outside agency.   The market for services to associated
businesses can be determined, however any such future arrangements to supply products and services would have to be cost effective and competitive. The income derived from "related" sales therefore may be no more than what would be derived from similar sales to non-related third parties.

Distribution Methods of Products and Services

As our company is primarily an Internet business, our emphasis will be on electronic products and services. The delivery will be through the Internet. Any other products (eg. non-electronic) will be shipped from either our Canadian or U.S. companies, depending on which would offer the most practical and/or profitable handling.

Status of New Products

3.	Selling professional services and electronic products to the public and to other businesses generally including linked advertisement and promotion. Within three years it is our intention to offer:

a)	customer e-mail support
b)	information dissemination and forwarding
c)	search engine submissions
d)	domain name registration
e)	message boards
f)	dissemination of data based financial information
g)	handling of personalized investor and stock information
h) secure site to site real time video, audio, and text based communication
i)	site to site executive meetings
j)	sale of hardware and software
k)	sale of other non-computer related products.

Our ongoing objectives are:

a)	Develop and maintain a "state of the art" web site including hardware acquisition, software development, and ongoing technical support.
b)	Organize a management and marketing group to actively promote Global and its services on the Internet.
c)	Further Club Membership by marketing to reputable businesses and interested individuals.

Competition

Presently our business faces intense competition. There are many companies that provide free web hosting, free E-mail, and very low cost E-Commerce ready sites. Our existing E-Commerce service is similar to other businesses that offer E-Commerce ready sites. Competitive sites generally differ in their complexity as to set up and maintenance, and in their cost. Our E-Commerce ready site will be marketed as a "managed site" offering professional setup and maintenance for a fee. When reviewing several sites on the Internet, we found that some did not offer the service we felt important or necessary. In that sense our future customers will be those who are dissatisfied with their existing service or are looking for the features we specifically offer. They must be willing to pay significant fees for the administration of their It is not our intention to compete with low cost E-Commerce sites. We want to attract customers who are willing to pay via a percentage of sales or fee for service basis for hands on technical support. Our competitive position may therefore be limited.


Our future products and services will also be subject to intense competition. Our Club concept is currently in use in various forms by many businesses. The Diner's Club and American Automobile Association are examples of Club's, which appeal to both the Corporate and Individual Member. Members receive benefits via increased business and discounts. Although our Club is similar to many other discount co-operatives or buyers Clubs, we differ significantly in the wide range of products and services we will offer our Members. We feel this will be a marketing advantage for us. Our low cost of software development and maintenance should also permit us a competitive edge as the majority of our programming costs have already been paid for respecting Phase I of our subscription (Club) service.

We have previously indicated our desire to offer more products and services in the future, however due to what we consider overcrowding in the market place, we expect the majority of our sales will be to existing Club Members or to Associated corporations.

			Other Aspects

Our company does not have patents or copyrights on its technology. It has not entered into any labor contracts nor does it presently have any employees. We are not aware of any necessary government approval for
our principal products or services.   We are also not aware of the
effect of existing or probable governmental regulations on our business.
 We have applied for trademark registration.


Our research and development activities have been funded as follows:

1.	Personally by Bryan Nordine and Abraham Nordine.
2.	Through the test marketing revenues of our Canadian subsidiary.
3. Through the issue of shares from treasury. The technical support contractors accepted common stock for part of the cost of software development and research.

Most costs to date have not been offset by customers.

We are not aware of any costs neither presently due nor any adverse effects of compliance with environmental laws whether federal, state, or local.


Management's Discussion and Analysis of Financial Condition and Results of Operations

We have included in this prospectus financial statements for Global Savings Club Inc., our Canadian subsidiary, for the two previous fiscal years and for the five-month period ending December 31, 2001. In addition the financial statements of our company for its first year end September 30, 2001 and for the three-month period ended December 31, 2001 is included. To date, there have been test-marketing revenues, as well as very limited revenues from operations. Our Vice President of Marketing position commenced February 1, 2002. We anticipate sales will now accelerate and produce sufficient net cash flow to sustain our company. We share office space in Canada with certain associated corporations. This cost sharing of "plant", equipment, and personnel keeps costs down also. Our C.E.O., Bryan Nordine, is not presently remunerated nor is Abraham Nordine, who provides administrative and management services via Starlit Management Inc. We expect this situation to continue until commercial operations can support payment for such services. The net result is relatively low operating costs during the early running of our company. In addition, our company carries very little debt and our by-laws preclude any Director from remuneration until our company pays dividends. We feel that this is incentive for our Directors to strive for profitability. It has also the beneficial effect of curtailing cash outlays to Directors during our company's start up phase and other times our company may experience financial losses.

Included in this offering are our income projections showing our
anticipated results from operations and a cash flow analysis.   These
are our estimated projection of revenues and expenses during the next five years excluding the effects of corporate income taxes. We assume 1,000,000 common shares are purchased at the issue price of $2.00
(eg. $2,000,000.00 proceeds).   You are reminded that we have prepared
the projections without benefit of outside (eg. third party) professionals or market surveys. Please see "Risk Factors" for a more thorough discussion of the problems our business may encounter while trying to execute its business plan.

Our company started as a private family owned and operated business. Nordine family members hold most of our shares. The first three years research, development, and growth have been largely through the efforts of family members. As banks generally do not provide venture capital to small business, the capital requirements (and to a significant extent the growth) of our company have been restricted to funds and/or time the Nordine family could apply personally. We believe faster growth can occur when our company is adequately funded through this public offering. We view the expected worldwide growth of the Internet as a positive aspect of our future business plans.

The company presently has no internal source of liquidity.  We have not made any material commitments at this time for capital expenditures.

Our company as discussed previously owns 100% of the issued shares of Global Savings Club Inc., a BC private company. We feel the largest
market for our products will be in the USA.   With the acquisition of
our subsidiary's technology and systems, we are now commercially ready to pursue American markets. In this respect we feel our reported financial information (past results) are not necessarily indicative of what our future operating results or future financial condition should be. Specifically, we feel the following changes will have a positive effect on our business:

i)	Sales should improve once our systems are complete and we enter the U.S. market

ii)	Our ability to attract and keep skilled technicians should
 improve because:

a)	Our improved cash position and earnings should allow us to pay more for services
b) Our Las Vegas, Nevada location should be attractive compared to many other cities
c) Nevada has relatively low personal income tax rates (eg. No state personal income tax)and no state corporate income tax.

Past results are also not indicative of our expected future cash requirements. Our company will require additional capital expenditures and will need to develop and/or purchase other software systems to remain competitive and increase sales. The costs of training and business overheads will also be higher than in our first reported periods of operation.

The trend toward inexpensive E-Commerce ready Internet sites could have a negative impact on our ability to sell Web hosting service of a similar kind. We know of no negative trends, events or uncertainties that have or are reasonably likely to have a material impact on our ability to market our Club concept.

Description of Property

Our company operates from leased premises at our principal place of business and currently does not own any real estate. Our Articles of Incorporation do not limit us as to a given percentage of assets that may be invested in any one investment, or type of investment. It is our current policy is to acquire assets primarily for income rather than possible capital gains.


Market for Common Equity and Related Stockholder Matters

Prior to this registration, we have not traded on any public market. We are requesting public trading status on the Over the Counter - Bulletin Board (OTC-BB) with the acceptance and registration of this prospectus with the Security and Exchange Commission. Until registration, there
will be no public trading market.   Nor is there any applicable high and
low bid information.

We have no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity. We are registering all our common stock under the Securities Act for sale by our shareholders. In addition to the 1,000,000 common shares offered to the public upon registering of this prospectus the existing
shareholders are registering their shares (5,200,000 issued).   A total
therefore of 6,200,000 common shares will be issued from treasury by us assuming all shares are subscribed to in this offering. There could be a material effect on the market price of our shares should the existing shareholders decide to sell all or a portion of their shares. Certain restrictions apply to the sale of shares by Bryan Nordine, Abraham Nordine, and other Canadian shareholders with respect to the number and timing of sales. There are approximately eighteen holders of record of our common stock. We have not yet declared any dividends. There are no restrictions that limit our ability to pay dividends on our common equity nor do we know of any restrictions that are likely to do so in the future.


Financial Statements

The following financial statements are provided:

Corporation                  Type of Report                              For the Period
Global Savings            Review (Interim 6 Mo.)                Oct. 1, 2001 to Mar. 31, 2002
Club, Inc. (US)

Global Savings            Audited (since incorporated)     Oct. 19, 2000 to Sep. 30, 2001
Club, Inc. (US)

Global Savings
Club Inc.(Canada)      Review (Interim 8 Mo.)                 Aug. 1, 2001 to Mar. 31, 2002

Global Savings
Club Inc.(Canada)      Audited (3rd year)                         Aug. 1, 2000 to Jul. 31, 2001


Global Savings           Audited (2nd year)                        Aug. 1, 1999 to July 31, 2000
Club, Inc. (Canada)

Our auditor is the firm of:
	Dan Nichvoldow & Associates
	Certified General Accountant
	# 200 - 595 K.L.O. Road
	Kelowna, BC, V1Y 1V6 Canada

Included also are estimated income projections and cash flow analysis for the next five year operating period. The projections have been prepared using many assumptions including full subscription of this offering ($2,000,000 capital funding secured). These projections are estimates only and may not be an accurate forecast of future earnings.
 See "Risk Factors".